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APPLIED MICROSYSTEMS

Moderator: Steve Verleye
September 4, 2002
4:00 pm CT

Operator:	Good day everyone and welcome to the Applied Microsystems Corporation Investor Update. Today’s call is being recorded. The speakers for today’s call will be Mr. Steve Verleye, President and Chief Executive Officer and Mr. Rob Bateman, Chief Financial Officer. And now for opening remarks and introductions I would like to turn the call over to Mr. Verleye. Please go ahead sir.

Steve Verleye:	Good afternoon everyone and thanks for joining us. My name is Steve Verleye and I’m President and CEO of Applied Microsystems. Also here today with me as the operator said is Rob Bateman, our Chief Financial Officer.

The purpose of today’s call is threefold — first, we’ll provide an overview of yesterday’s announcement regarding the sale of our embedded development tools assets to Metrowerks Corporation, including the strategic rationale for that transaction; secondly, we’ll describe the transaction details and the related timeline; and third, we’ll provide more information on our Libra Networks division, which will be our focus after completing the asset sale transaction.

Let’s have Rob run through the legal references, then I’ll provide the announcement overview, Rob will walk through the deal specifics and I’ll finish up with information on Libra Networks. We will then have time to respond to your questions.

Rob Bateman:	Our discussion today will include forward-looking statements reflecting management’s current forecast of certain aspects of Applied Microsystems’ future. These statements are based on current information which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes.

Forward-looking statements include any information relating to our ability to complete the sale of the company’s embedded systems development tools business to Metrowerks as anticipated or at all, costs associated with the sale of these assets in excess of anticipated levels, the ability of the company to produce and grow revenues through its Libra Networks business, availability of needed capital resources, achievement of product development objectives, market acceptance of planned products and services, sufficient availability and retention of qualified personnel, development of distribution channels, protection of the company’s intellectual property, and any comments we may make about the company’s future in response to your questions.

The company’s actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business.

Additional risk factors are disclosed in our most recent filings with the SEC, including the first quarter report on Form 10-Q and the 2001 annual report on Form 10-K. And as always, we encourage you to read those disclosures.

Steve?

Steve Verleye:	Okay, let’s talk a little bit about the background of our existing business and therefore the rationale that led up to this transaction that we’re discussing today.

Applied has been focused on embedded development tools, in the embedded development tool market since its inception in the late 70s. For the first 15 years of its existence the sole product line was hardware-enhanced debug tools, sometimes referred to as microprocessor emulators.

Applied was a leader in this field, had a very high share of the emulator market for popular microprocessors from Intel, Motorola, AMD and others, had high gross margins and a high average selling price (or ASP), roughly in the $25 to $40,000 range.

However, there were three major changes that started in the mid-90s. The first was the move by all of the major semiconductor companies to include what is referred to as on-chip debug capabilities in their microprocessors.

What this means is that the microprocessor itself now generates the necessary debug information, and the tools provided by Applied and its competitors became much simpler — resulting in much lower barriers to entry, creating new competition and a much lower ASP.

The second change was the ongoing improvements in the technology used to create the products that Applied and its competitors designed, adding further pressure to the ASP. So, even though gross margins stayed high, the ASP dropped dramatically from the $25 to $40,000 range in the mid-90s to the $5 to $10,000 range today.

Lastly, there was a large amount of consolidation in the embedded development tools market leading to companies such as Wind River that have much broader product lines, much larger sales channels, and greater brand recognition.

In the mid-90s Applied developed a new product line, CodeTEST™ that opened new markets for the company. Where the hardware-enhanced debug tool product line primarily serves hardware and firmware engineers, the CodeTEST product line was targeted at application developers — software engineers that needed real-time visibility into the application software executing on the embedded system.

There was a shift in our customer’s emphasis from hardware and firmware design to software design so CodeTEST was a critical new product line. Revenues for CodeTEST generally grew from the product’s introduction in the mid-90s to the present, but the rate of penetration was not as great as we had hoped.

By 1999, Applied’s Board of Directors had become concerned by the apparent stagnation and seeming decline of overall demand for hardware-enhanced debugging tools, uncertainties as to the volumes and consistency of sales that might be generated by either of the company’s other product lines such as CodeTEST, and increasing competitive pressures arising from the continuing consolidation of Applied’s competitors.

As a result, in late 1999 the Board of Directors intensified the company’s efforts to broaden and augment its revenue base by adopting the following initiatives: the first was focusing on new and expanding markets. Significant development and sales resources were shifted to customers in those markets having the greatest perceived growth potential, with the primary emphasis being the telecommunications and networking sector.

The success of this strategy was curtailed when demand for telecommunications and networking infrastructure collapsed beginning in 2001, contributing to a precipitous decline in sales of Applied’s hardware enhanced debugging tools.

The second initiative was a continued search for new revenue streams. The effort to identify new product or business opportunities that would leverage Applied’s key technical competencies was also intensified. One successful business development program centered on the console game business. Applied entered into a contract in 1999 with Nintendo to create and market development systems for the GameCube™ console game system.

This was followed by a contract signed in 2000 with Microsoft for development tools to be used in creating games for the X-Box™ gaming console. Applied recognized revenues of $640,000 in 1999, $4.2 million in 2000 and over $9 million in 2001 as a result of this new business.

Applied also invested in two new initiatives targeted at the telecom datacom market. The first was an interactive runtime tracing system introduced in 2000 under the brand name LiveCODE™, and the second was a simulation and modeling product.

A variety of other potential business opportunities were also evaluated, including one that relied heavily on Applied’s ability to manipulate the video game content on a real-time basis.

In May 2002, Applied acquired a development-stage company focused on developing technology and products to enhance the speed, capacity and efficiency of enterprise data centers. This business, now known as Libra Networks, leverages Applied’s technical expertise relating to high-end microprocessors and real-time systems analysis.

By the second half of 2001, it had become evident that the gradual decline in revenue from Applied’s development tools business we had seen since 1997 was accelerating as a result of severe global economic recession. While the revenues from our game console development tools business grew strongly between 1999 and the first half of 2001, the revenue growth from these products was not enough to offset the decline in our other product lines.

We also knew that the number of units sold in the game development tools business would moderate after the initial launch of the new game consoles. In August of 2001, the company’s Board of Directors implemented a cost reduction plan that reduced overall personnel by approximately 40% and also effected other cost containment measures, including the cancellation of further development work on the company’s two newest product lines referred to earlier.

Unfortunately, these reductions were not sufficient to enable Applied to remain at breakeven, so they were followed by a further staffing reduction of approximately 30% in May of 2002.

Even with these dramatic reductions in the company’s expense levels, Applied has continued to be unprofitable, recording net losses of $4.6 million in the first half of 2002, and to consume its capital resources at an uncomfortable rate of $2.2 million consumed in the first half of 2002.

Despite the adoption of promising new initiatives in an effort to broaden and augment revenues, Applied’s Board of Directors recognized that the company should also be open to discussions relative to a potential business combination with other industry participants.

In light of the continuing trend toward consolidation among Applied’s competitors, such a combination held some potential for optimizing long-term value for Applied’s shareholders.

Preliminary discussions were held in 2000 relative to a potential combination with one other party, but the proposed combination was not considered sufficiently compelling to pursue further.

By late 2000, Applied’s continuing revenue declines coupled with the onset of a general economic downturn prompted the company’s Board of Directors to instruct management to proactively contact the most likely candidates for a potential combination to determine whether there would be interest in discussing such a transaction. As part of this effort, management contacted several companies but without ultimate success.

In April of 2001, Applied engaged Needham & Company, Incorporated as its exclusive financial adviser relative to a potential business combination. Needham conducted a thorough search of potential combination candidates, and between May and July of 2001, contacted over 40 companies to assess their possible interest in such a transaction. Again, these initial contacts did not lead to a successful transaction.

In early May 2002, Applied again requested that Needham contact potential business combination candidates to assess their interest in a potential acquisition of Applied. Again, after re-contacting a number of potential strategic partners, none of them expressed any interest in exploring an acquisition or a combination with Applied.

Certain of these companies cited Applied’s declining revenues and its remaining facilities lease among the reasons for the reluctance to acquire or combine with Applied.

In late May 2002, after the successful acquisition of REBA Technologies and the formation of the Libra Networks subsidiary, Applied’s Board of Directors instructed management to renew its efforts to identify parties who, despite their unwillingness to combine with Applied itself, might be willing to acquire any or all of Applied’s three product lines.

Management and Needham together then renewed discussions with a set of potential acquirers as to this narrower opportunity. Substantive discussions were held with only two interested parties, one of whom was Metrowerks, the purchaser in the proposed asset sale.

Metrowerks has also been in the embedded development tools business for a long time. They were acquired by Motorola in late 1999, and operate now as a wholly owned independent subsidiary. Metrowerks is already an OEM of some of Applied’s hardware-enhanced debug tools and Applied utilizes Metrowerks’ CodeWarrior™ debug tool in some of its products, so there was a pre-existing business relationship between the two companies.

We have previously had discussions with Metrowerks regarding them reselling CodeTEST on an OEM basis. Lastly, Metrowerks has been a major player in development tools for the game console business. CodeWarrior, their integrated development environment, is used in the development of games for the Sony and Nintendo game consoles.

So there was interest from Metrowerks in all three of Applied’s existing product lines — we had many customers in common, Metrowerks expressed a desire to offer employment to many of Applied’s staff, and we believed Metrowerks was strongly committed to the embedded development tools business based on their relationship with Motorola.

All of these reasons made this asset sale a win/win situation. I know we covered a lot of ground here but this is information we believe is important for you to understand our rationale for the asset sale. Rob will now provide more detail about the transaction itself. Rob?

Rob Bateman:	Thanks Steve. First off, another brief reminder that our discussion today includes forward-looking statements for which there are risks and uncertainties that could cause actual results to be different from those that may be anticipated based on the forward-looking statements.

We provided some level of detail regarding the transaction in a press release yesterday. We also, just within the past few hours, filed a report on Form 8-K that includes as an exhibit the actual asset purchase agreement. You can go and look that up on the SEC’s EDGAR database.

Therefore, there is a large amount of information that is now publicly available. Let me summarize some of the key points of the transaction and then also talk for a moment about the timeline.

We are selling substantially all of the assets of our embedded systems development tools business to Metrowerks, subject to normal closing conditions that are specified in the purchase document. One of those includes obtaining shareholder approval.

The consideration to be paid to Applied in the sales transaction will be cash of approximately $3.7 to $3.9 million, which includes payment for certain inventories and tangible assets as well as all the intellectual property related to Applied’s development tools business.

The reason we are providing a range in cash consideration is that there is a small variable component that relates to our success in transferring certain customer contracts to Metrowerks, and the related inventories that apply to those contracts.

The purchase price includes inventories of approximately $600,000 to $750,000, thereby explaining that roughly $200,000 range in price. The purchase price will be paid upon closing of the sale, except for $500,000 that will be held back for one year to secure certain indemnification obligations.

In addition, Metrowerks will assume certain customer warranty and support obligations. As a point of reference, as of June 30, 2002 our deferred revenue and warranty obligations recorded on our balance sheet totaled approximately $2.2 million.

We have approximately 90 personnel currently. As stated in the press release, Metrowerks will offer employment to approximately 25 of our personnel. Also as stated in the press release, after completing the transaction and transition tasks, we plan to have approximately 20 to 25 of the existing company staff continuing with the Libra Networks business. That leaves about 40 personnel who we plan to let go over the next few months.

By referring to the information provided in which I just summarized, we should recognize a gain on the sale of a little bit more than $4 million. Just to break that down a little bit more, it’s a $3.8 million roughly purchase price — taking the mid point there — a $3.8 million purchase price, plus assumed liabilities that I mentioned, minus inventories and other tangible assets sold.

We also expect to have certain cash and non-cash charges related to severance and personnel and asset impairments. We’re not yet prepared to provide an estimate for those items.

Let’s talk for a moment about timing. We are working on preparing a proxy statement that will include information we believe to be relevant to our shareholders in making a decision with regard to the asset sale. We expect to file the proxy statement — the preliminary proxy statement — with the SEC within the next several days, and if there is no SEC review then we would be in a position to begin mailing the document to shareholders before the end of September.

The proxy document will include the record date for shareholders as well as the date for the shareholder meeting, along with much other information. If all goes well, we would anticipate a meeting to occur in late October 2002.

And that summarizes certain aspects of the transaction as well as the timeline. Steve?

Steve Verleye:	Okay, as I said earlier, I’ll be talking now a little bit about the Libra Networks forward-looking plans. First off though, another reminder that our discussion today, including the Libra Networks discussion, includes forward-looking statements for which there are risks and uncertainties that could cause actual results to be different from those that may be anticipated based upon the forward-looking statements.

Okay, so Libra Networks is focusing on developing technology and products to enhance the speed, capacity and efficiency of enterprise data centers, whether hosted within the enterprise or externally by application service providers, internet service providers, or network service providers.

Libra Networks plans to design, develop and bring to market a family of edge computing devices, so named because they reside at the edge of a data center and manage traffic incoming from the public internet, intranets, or on campus networks.

The essential characteristic for the planned suite of Libra products will be first, the use of network processors. Since network speeds and modern data centers can be one or more gigabit per second, the company believes it is critical for edge computing devices to use network processor technology which can handle the fastest network speeds, while still offering the programming versatility to handle multiple network protocols and adapt to changing standards such as web services.

By contrast, most edge computing devices available today rely either on Pentium class processors which lack the ability to keep up with the high network speeds, or application-specific integrated circuits, known in the business as ASICs, which lack the programmability necessary to permit support of multiple network protocols and evolving standards.

A second key element of the plan is the use of web services standards. The company believes that enterprises will increasingly move to adopt web services standards such as XML and SOAP,

which have been embraced by most of the leading web services vendors, such as Microsoft, IBM, BEA and Sun.

Enterprises adopting these standards will require edge computing devices that perform traffic management based on the new web service standards, as distinguished from existing solutions in the server load balancing market that are, for the most part, based upon HTTP and other early internet standards.

A third key element is use of switch fabric technologies. Numerous industry analysts have forecast that the enterprise data center will increasingly adopt switch fabric technologies to connect their “edge” devices, the servers, and the data storage in the data center, in order to achieve higher throughput, lower latency, reduced server load, simplified cabling, and improved system and network management.

One such immerging switch fabric technology that is currently available is InfiniBand™. Others, such as iWarp based on Ethernet, are under development.

Libra Networks’ initial product, which is under development, is expected to be an edge device that acts as the gateway between an InfiniBand-based server farm and its external environment. This device will be designed to handle wire speed InfiniBand routing of TCP/IP traffic, which will be terminated and off-loaded at the device, thereby relieving servers of burdensome TCP/IP processing functions.

The device will also manage load balancing of client traffic across servers, utilizing traditional demand-side load balancing techniques, as well as an innovative supply-side load balancing capability that dynamically and intelligently allocates physical server processors based upon the pattern of incoming applications. This proprietary technology is a subject of patent applications acquired in the REBA transaction.

The company believes that the TCP/IP termination offloading capabilities of the gateway, as well as the integration of load-balancing functionality into the TCP/IP’s termination engine, will result in a substantial improvement in the speed, capacity and efficiency of data center server farms.

The first release of this device is planned to be in a stackable rack mount configuration and to be best suited for mid size, 100 to 500 servers, single-campus server farm environments.

Blade configurations and scaleable architectures designed for larger data centers are planned for future releases. The device is expected to employ a low-latency “pipelined” architecture that is designed to enable the addition of modular data processing and control elements as needed to address particular customer requirements; for example, transaction caching, security, SSL acceleration, et cetera. The first release of hardware and software products is expected to be in the middle part of 2003.

Applied’s Board of Directors believes that the revenue opportunity addressable by Libra Networks is considerably greater than that of the three product lines proposed to be sold in the asset sale.

Industry observers have estimated that the annual worldwide market for content networking products — this is the line of products that load balancing devices such as those contemplated by Libra fall into — will grow rapidly to approximately $3.7 billion by 2006.

This compares favorably to the stagnate market for embedded operating system and development tools which is estimated by industry observers to be roughly $1 billion for 2002.

While this market is also expected to grow in coming years, the impact of the slowdown in capital spending by telecommunications equipment manufacturers is expected to depress growth in the embedded development tools market for the next several years.

The competition for Libra Networks planned suite of products will likely come from three types of competitors. The first is — the manufacturers of existing load-balancing switches, the second is vendors of TCP/IP to InfiniBand gateways similar to the Libra product definition, and the third is companies offering load-balancing capabilities for web services standards.

Many of these companies may have significantly greater financial, technical distribution, and other resources than Applied; however, we believe that the planned suite of Libra Networks products will have meaningful technological advances over the products currently being offered by these competitors, including Libra’s proprietary supply-side load balancing capabilities.

These perceived advantages are a critical element underlying our belief that the business opportunity addressable by Libra Networks is significantly more attractive than that of the three product lines proposed to be sold in the asset sale.

Applied currently has 12 engineers dedicated to the development of products and technologies for Libra Networks. Some of these individuals have transferred from the prior product lines while most of them have been hired from other companies more closely tied to the Libra Networks markets.

Following shareholder approval and closing of the asset sale, the company’s management estimates that the number of engineers and technical personnel required to pursue Libra’s product roadmap should be increased to approximately 30 individuals.

The targeted end user for Libra’s products will be either an enterprise data center manager or a service provider selling services to the enterprise. The company envisions that Libra Networks products will initially be distributed through OEM relationships with system vendors who are selling servers and other network management equipment and technologies to the end user, as well as to software vendors selling systems and network management products.

Over time, this OEM sales effort would likely be augmented by a direct sales force working closely with indirect channel partners such as VARs, resellers, and integrators, as well as large end users.

Okay, so at this time Rob and I are open for questions. As we stated at the start of the call, the information provided in this call, including answers to questions that may be forthcoming, are forward-looking in nature. Operator, can you help us please?

Operator:	Today’s question and answer session will be conducted electronically. If you’d like to ask a question please signal us by pressing the star key followed by the digit one on your touchtone telephone. If you’re on a speakerphone, please pick up the handset so that your signal may reach us. Once again, that is star one to ask a question. We’ll pause for just a moment to assemble the roster.

And just as another reminder, it is the star key followed by the digit one on your touchtone phone to signal for a question.

And it looks like we’ll take our first question from Mark Franklin with Prudential.

Mark Franklin:	Yes, I — it seems inconceivable to me that $60 million worth of R&D spent over the last five years is only worth under $4 million. Could you explain how that could happen? And also if your proceeds are $3.7, $3.9 million, how are you going to book a $4 million profit?

Steve Verleye:	Okay, I’ll take the first part; Rob will take the second part. Clearly, the company has been in business for a long time so, you know, 20-plus years of R&D and customer development — this is not an exciting result in terms of the ultimate transaction value here.

Obviously, the markets over the last three years have atrophied dramatically; the overall economy is down dramatically. Much of our business — and if you go back to 1999 three-quarters of our business, 75% of all of our products, was sold to telecom and equipment providers.

In 1999, Lucent was our largest customer at 10% and obviously Lucent has gone through a dramatic shrinkage over the last 18 months. So, clearly no one forecast that the embedded development tools marketplace would decline as rapidly as it has over the last 18 to 24 months.

So, independent of the history of the company and all of the investment of technology, the Board had to take a look at the current situation and the anticipated future situation and try to make the best decision possible and obviously, based upon all the comments made today, we believe that this asset sale and the reinvestment of the proceeds into the Libra Networks opportunity is the best strategy for the company going forward. I’ll turn it to Rob for the answer to the second half of the question.

Rob Bateman:	Sure, the gain is calculated based on not just the cash that we get in the door but also the liabilities of which we’re relieved. They are assuming significant customer support and warranty obligations.

As of June 30, the combination of those two amounts represented in excess of $2 million; it was about $2.2 million as of June 30. Now, that balance is going to be a little bit lower as far as the amount that they will ultimately assume. So, when you’re calculating the gain on a sale you take the amount of cash we’re going to get in the door — call it $3.8 million. You add in a couple of million bucks worth of what they’re assuming. Then you subtract off the assets they’re purchasing, which are on our balance sheet — the inventory of roughly $600,000 to $750,000 — and then some tangible assets — which are only a couple hundred thousand dollars — then you add those all up.

Mark Franklin:	All right, you did have — can I ask another question?

Rob Bateman:	Yes, go ahead.

Mark Franklin:	The — as of the latest 10-Q I noticed — I don’t have it up on my machine now — but your current liabilities were, oh about six or eight million or something like that, I forget the exact number but your working capital was pretty slim. Are they picking up any other liabilities...

Rob Bateman:	No.

Mark Franklin:	Besides the warranty?

Rob Bateman:	No. As is typical with an asset sale, they’re picking up assets and then just specified liabilities. So it’s really those two buckets, the customer support obligations as well as the warranty obligation.

As of the second quarter, our current assets were $8.5 million, and our current liabilities were $6.5 million, so we had $2 million net.

Mark Franklin:	Right, okay. Will there — is there a pro forma balance sheet shown on your recent, was it 8-K, I think?

Rob Bateman:	No, the 8-K that we filed here earlier today just dealt with the asset purchase agreement itself. So, we filed that and just described the fact that, as is required by publicly held companies, that we had entered into this transaction. When we file a proxy statement there will be some level of financial disclosure that will be included within that document.

Mark Franklin:	I see. Thank you, thank you very much.

Rob Bateman:	Sure.

Operator:	Next we’ll hear from Austin Lewis with Thompson Davis.

Austin Lewis:	Yeah, hey guys. I’m just wondering what the projected cash balance is going to be once everything is said and done and then what type of means are you going to try to use to raise money looking forward?

Rob Bateman:	Let me address that, and then Steve, you can chime in if you’d like to. The cash balance — I’ll kind of walk through where we’ve recently been and where we anticipate we will be from a cash perspective.

As of June 30 of 2002, we had cash of $4.8 million. If we were to have revenues in line or perhaps even a little bit lower than revenue levels in the second quarter of the year, we’d have an operating loss somewhere in the $2 million range, and that would roughly coincide with our expected decline in cash.

So we would end up the third quarter, so September 30, roughly in the $2.8 million cash range, something along those lines. Now, if we close the transaction in the latter part of October, which is what we would anticipate, we’d continue to burn through a little bit of cash in the month of October. So we’d be down to something north of $2 million by the time the transaction closes.

In the transaction we would get, let’s call it $3.8 million in cash but there’s a $500,000 hold back that we would get 12 months out so we’d get a net of $3.3 million. So we’d end up with nearly $5.5 million in cash when we close the transaction.

So that kind of walks you through where we’ll be. Now, we’ll still have some level of ongoing obligations, in particular our lease here, the facility lease that we have is a multi-year lease. Now, that’s due over time so it doesn’t all come due at one time, but we do have that obligation.

And we’ll also be resizing the infrastructure of the company to bring our expenditures down. Now, where we plan to go for financing is through partners, through venture capital and so forth and so on, just all the typical routes that a company would go in searching for additional capital. And as we did mention in the press release, we will be looking for additional capital to fully fund our Libra strategy.

Austin Lewis:	Any projections on the estimated cost of fully funding the Libra strategy?

Rob Bateman:	I will provide a preliminary estimate. As of this point in time, though we will take this in tranches, you know, we wouldn’t need the money all up front — we’d anticipate it being in the $10 to $20 million range over time before we can fund it ourselves.

Austin Lewis:	Okay, thanks a lot.

Rob Bateman:	Uh huh.

Operator:	And as a final reminder, it is star one if you would like to signal us for a question.

And gentlemen, it appears that we have no more further questions at this time.

Steve Verleye:	Okay, well once again, thank you all for attending. As Rob pointed out, we will be in the process of developing and shipping out to shareholders the proxy statement and obviously we intend for that proxy statement to provide a lot more information. Hopefully any other questions that you may have that haven’t been answered by today’s call will be answered when you receive the proxy. So thank you again and have a good afternoon.

Operator:	And that does conclude today’s conference call. We thank you for your participation and have a great evening. END

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Where You Can Find Additional Information

YOU ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED ASSET SALE REFERENCED IN THE FOREGOING INFORMATION, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Applied Microsystems Corporation intends to mail to its shareholders a proxy statement containing information about the asset sale. Applied intends to file a proxy statement and other relevant documents concerning the proposed asset sale with the SEC. Security holders should read the proxy statement before making any voting or investment decisions. Security holders may obtain a free copy of the proxy statement and other related documents filed by Applied Microsystems Corporation at the SEC’s website at www.sec.gov or at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. When available, the definitive proxy statement and other related documents may also be obtained free of charge from Applied by contacting Applied Microsystems Corporation, Attention: Robert C. Bateman, Chief Financial Officer, 5020 148th Avenue N.E., Redmond, Washington 98052-5172.

Applied Microsystems Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Applied’s shareholders in favor of the asset sale.

Information regarding the identity of these persons, and their interests in the solicitation, will be set forth in Applied’s proxy statement concerning the asset sale and will be available free of charge at the SEC’s website and public reference room and from the contact named above.